As filed with the Securities and Exchange Commission on May 29, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AT&T Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	43-1301883 (I.R.S. Employer Identification No.)

208 S. Akard Street

Dallas, Texas 75202

(Address of Principal Executive Offices, Zip Code)

2026 Incentive Plan

Stock Purchase and Deferral Plan

Cash Deferral Plan

(Full title of the plan)

Stacey Maris

Senior Vice President, Secretary and Chief Privacy Officer

AT&T Inc.

208 S. Akard Street, 29th Floor

Dallas, TX 75202

(210) 821-4105

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Krista P. Hanvey

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, TX 75201-2923

(214) 698-3425

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by AT&T Inc. (the “Registrant”) in order to register (i) 145,000,000 shares of AT&T Inc. common stock, par value $1.00 per share (the “Common Stock”), that are available for issuance to eligible individuals under the AT&T Inc. 2026 Incentive Plan (the “2026 Plan”), including shares that may become available for issuance as a result of outstanding awards that, in whole or in part, are terminated, expire or are otherwise cancelled or settled in cash, (ii) an additional 85,000,000 shares of Common Stock that are available for issuance to eligible individuals under the AT&T Inc. Stock Purchase and Deferral Plan, as amended and restated (the “SPDP”), including shares that may become available for issuance as a result of net settlement of awards under the SPDP to satisfy tax withholding obligations, and (iii) an additional $175,000,000 in deferred compensation obligations under the Cash Deferral Plan (the “CDP” and together with the 2026 Plan and SPDP, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information required in Part I of Form S-8 will be delivered to the persons participating in the Plans as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. Such documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 9, 2026;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the Commission on April 27, 2026;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 28, 2026, February 5, 2026, March 12, 2026, April 22, 2026, April 30, 2026 and May 20, 2026; and

(d)

the description of the Common Stock included as Exhibit 4-i to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on February 9, 2026, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K or 8-K/A that it may from time to time furnish to the Commission or any other document or information deemed to have been furnished and not filed with the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Registrant is registering shares of Common Stock which are registered pursuant to Section 12 of the Exchange Act. The Registrant is also registering deferred compensation obligations under the CDP, descriptions of which appear in Exhibit 10-c and such description is incorporated by reference herein.

Under the CDP, the Registrant will provide a select group of management employees the opportunity to defer 1% to 50% of their base cash compensation and up to 95% of their short-term incentive award or up to 50% of their annual bonus. The obligations of the Registrant (the “Obligations”) will be unfunded and unsecured general obligations of the Registrant to pay in the future the value of the deferred compensation adjusted to reflect interest at a specified rate or the performance of investment options available under the CDP in accordance with the terms of the CDP. The CDP will be administered by the Human Resources Committee of the Board of Directors of the Registrant (the “Committee”) and its delegate(s). The Committee may amend the Plan, but no amendment may be effective, without the consent of a participant, to the material detriment of such participant on any of the participant’s cash deferral accounts.

The Obligations for each participant will equal the balance in a record- keeping account established for such participant. The investment earnings credited to such account will be based on a specified interest rate or indexed to one or more investment funds available under the CDP.

The Obligations will be distributed by the Registrant in accordance with the terms of the CDP as follows: (i) commencing in the calendar year elected by the participant, but no later than the 10th calendar year after the plan year the cash deferral account commenced, in up to 10 installments, subject to further election to delay such distribution in accordance with the CDP, and (ii) in the event the participant dies, in a lump sum within 90 days following the date of death. Upon a determination by the Registrant that a participant has suffered an unforeseeable emergency, the Registrant will pay such participant from the participant’s cash deferral account an amount necessary to meet the emergency.

Neither participants nor any other person may transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable under the CDP. No Obligation may be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a participant or any other person, nor be transferable by operation of law in the event of a participant’s or any other person’s bankruptcy or insolvency.

Item 5. Interests of Named Experts and Counsel.

Bryan S. Hough, Assistant Vice President – Senior Legal Counsel and Assistant Secretary of the Registrant, has delivered an opinion to the effect that the shares of Common Stock covered by this Registration Statement will be legally issued, fully paid and non-assessable. Mr. Hough is eligible to participate in the Plans and holds outstanding awards under the SPDP.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

We have adopted provisions in our Bylaws which provide that we will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action or suit by us or in our right, by reason of the fact that such person is or was our director, officer, employee, or, while such person is or was a director, officer or employee of us, is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, but in each case only if and to the extent permitted under applicable state or federal law.

Our Bylaws further state that this indemnification shall not be deemed exclusive of any other right to which the indemnified person may be entitled, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of that person.

Consistent with Section 102(b)(7) of the DGCL, our Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director or officer shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.

The Registrant maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

The Registrant also entered into indemnification agreements with each of its officers and directors and anticipates that it will enter into similar agreements with future officers and directors. Generally, these agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification. The indemnification agreements provide that the Registrant will pay certain amounts incurred by its officers and directors in connection with any civil, criminal, administrative or investigative action or proceeding. Such amounts include any expenses, including attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibits

5*	Validity opinion of Bryan S. Hough

10-a*	2026 Incentive Plan

10-b*	Stock Purchase and Deferral Plan

10-c	Cash Deferral Plan (Incorporated by reference to Exhibit 10.2 to Form 10-Q filed April 27, 2026)

23-a*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23-b*	Consent of Bryan S. Hough (contained in opinion filed as Exhibit 5)

24*	Powers of Attorney

107.1*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 29th day of May 2026.

AT&T Inc.

By:	/s/ Pascal Desroches
Name:	Pascal Desroches
Title:	Senior Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Principal Executive Officer:	John T. Stankey*
Chairman of the Board, Chief Executive Officer
and President

Principal Financial Officer:	/s/ Pascal Desroches
Pascal Desroches
Senior Executive Vice President and
Chief Financial Officer and attorney-in-fact for Mr. Stankey and the Directors

Principal Accounting Officer:	/s/ Sabrina Sanders
Sabrina Sanders
Senior Vice President, Chief Accounting Officer
and Controller

May 29, 2026

DIRECTORS:

Kelly J. Grier *

William E. Kennard *

Stephen J. Luczo *

Marissa A. Mayer *

Michael B. McCallister *

Beth E. Mooney *

Matthew K. Rose *

John T. Stankey*

Cynthia B. Taylor *

Luis A. Ubiñas *

*	By power of attorney